SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

General Motors Company

(Name of Registrant as Specified In Its Charter)

Greenlight Capital, Inc.

Greenlight Capital, L.P.

DME Advisors, LP,

DME Advisors GP, LLC

DME Capital Management, LP

Greenlight Capital Qualified, LP

Greenlight Capital (Gold), LP

Greenlight Capital Offshore Partners

Greenlight Capital Offshore Master (Gold), Ltd.

Greenlight Masters, LLC

Greenlight Masters Partners

David Einhorn

Leo Hindery, Jr.

Vinit Sethi

William N. Thorndike, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GREENLIGHT CAPITAL SENDS LETTER TO GM SHAREHOLDERS HIGHLIGHTING

GM’S SHARES TRADE AT THEIR 2010 IPO PRICE

GM Shareholders Deserve Better and Must Demand Action at GM’s

June 6 Annual Meeting to Fix Valuation Problem

Urges Shareholders to Vote the GREEN Proxy Card

FOR Greenlight’s Three Highly Qualified Director Nominees and

FOR Greenlight’s Proposal

NEW YORK – May 30, 2017 – Greenlight Capital, Inc. and its affiliates (“Greenlight”), which own 3.6% of the common stock of General Motors Company (NYSE: GM) (“GM,” or the “Company”), making it GM’s fifth largest public shareholder, today released a letter to GM shareholders highlighting that GM’s shares are trading at their 2010 IPO price. Greenlight has offered a creative approach to unlock tens of billions of dollars in value by splitting the current common stock into two common equities (the “Plan”). While there may be other approaches, if shareholders do not insist on action, GM’s incumbent Board will continue to do nothing to fix GM’s valuation problem.

Greenlight urges all GM shareholders to vote the GREEN proxy card in favor of the Plan and in support of Greenlight’s three highly qualified Director nominees – Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr. – who will bring desperately needed fresh thinking and new perspectives to the Board at GM’s Annual Meeting of Shareholders, scheduled to take place on June 6, 2017.

Shareholders can access all the materials related to Greenlight’s proxy solicitation at www.UnlockGMValue.com.

The full text of the letter is below.

May 30, 2017

To Our Fellow Shareholders of General Motors Company:

The annual meeting of the General Motors Company (“GM”) is early next week.

You have a choice to make. You can vote the GREEN proxy card and DEMAND CHANGE or you can use the white proxy card and surrender to the incumbent Board’s inertia and status quo plan. We believe the choice is clear: there is nothing to lose from insisting on fresh thinking at a company whose stock trades at its 2010 IPO price.

GM’s Board believes that nothing can be done proactively to create value for shareholders. In our experience, the uninspired take refuge in convincing themselves they are helpless.

We do not agree that the path to fair value at GM inevitably involves waiting out the next recession. GM has many ways to resolve its capital structure problem. Greenlight has offered one creative approach to unlocking tens of billions by splitting the current common stock into two common equities (the “Plan”). There may be other approaches as well. Of one thing we are certain: if shareholders do not insist on action, GM’s incumbent Board will do nothing new. They are content to wait.

We are very disappointed with the proxy advisors’ recommendations to vote the white proxy card. After 7 years of a flat stock price, how much longer must shareholders wait? Glass Lewis’ analysis stated that “Greenlight raises valid concerns regarding GM’s valuation relative to peers and the broader market,” and that “the dividend shares could likely be structured in a way that does not impact the Company’s credit rating.” Incredibly, Glass Lewis still believes that GM’s Board deserves reasonable deference.

Institutional Shareholder Services (ISS) concluded that Greenlight had not presented a compelling case for board change, yet it also said that Greenlight “makes a valid point in stating that GM cannot wait for an industry downturn to prove to investors that it has turned the corner (emphasis added).” Further, ISS agreed that even if our Plan would solve some but not all of GM’s maladies, it would still be worth implementing. And even in ISS’ worst-case scenario, the Plan would still generate a higher combined price than today’s GM stock price. Thus, you should decide for yourself if you want to vote for change or for the status quo.

GM shareholders deserve better and Greenlight's highly qualified Board nominees would provide fresh perspectives on how to fix this persistent valuation problem.

We need a dose of self-help. Greenlight has nominated three outstanding leaders with track records of shareholder value creation, who are not afraid to think unconventionally. At TCI and Liberty Media, Leo Hindery created billions of dollars in value for shareholders by using the balance sheet as a corporate asset, spinning off and selling businesses and creatively capitalizing others. Vinit Sethi helped create the Plan and as a representative of Greenlight, one of the largest owners of GM stock, will focus on creating value for all of us. Will Thorndike is a successful investor with significant board room and corporate governance expertise. Will’s book, The Outsiders, about creative CEOs who delivered enormous shareholder value by excelling at capital allocation is suggested reading at GM, and has been highly recommended by Warren Buffett and Charlie Munger.

The incumbent GM Board seems to us to be bereft of inspired ideas and we believe shareholders must make room for fresh directors who can help shareholders. Supporting the incumbents, who have failed to unlock value for seven years, is tantamount to surrendering. Don’t wave the white proxy card.

Instead, you should send a message to this Board: Shareholders expect the directors to work tirelessly and creatively to fix GM’s inefficient capital structure, and to close the gap between the market value of GM and its intrinsic value. We know our nominees can contribute energy, fresh perspective and creativity, in addition to decades of experience. Submitting the GREEN proxy card is a vote for action and inspiration.

We encourage you to read our proxy statement, which contains biographies of our Board nominees, and to listen to our presentation about the Plan on our website at www.UnlockGMValue.com.

But most importantly, we encourage you to support our nominees and our Plan by voting GREEN. Given that time is short, please vote over the Internet or by phone today.

Sincerely,

David Einhorn

Only the last proxy card you submit counts. If you have already submitted a white proxy card to GM, it is not too late to change your vote. To revoke your prior proxy, simply submit a GREEN proxy card or vote by phone or internet. Follow the instructions on the voting instruction card. If you have any questions about how to vote, please contact our proxy solicitor, D.F. King at 1- (800) 252-8173 or email to gm@dfking.com.

About Greenlight Capital

Greenlight Capital, Inc. (“Greenlight”), founded in 1996, is a value-oriented investment advisor that primarily invests and trades in long and short publicly listed equity securities, as well as distressed debt when cyclically attractive. Greenlight seeks to achieve capital appreciation by buying securities with trading values materially lower than their intrinsic values and by selling short securities with trading values materially higher than their intrinsic values. Greenlight aims to achieve high absolute rates of return while minimizing the risk of capital loss.

Contacts

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

About the Proxy Solicitation

Greenlight Capital, Inc., Greenlight Capital, L.P., DME Advisors, LP, DME Capital Management, LP, DME Advisors GP, LLC, Greenlight Capital Qualified, LP, Greenlight Capital (Gold), LP, Greenlight Capital Offshore Partners, Greenlight Capital Offshore Master (Gold), Ltd., Greenlight Masters Partners, Greenlight Masters, LLC, David Einhorn, Leo Hindery, Jr., Vinit Sethi, and William N. Thorndike, Jr. (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of General Motors Company (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and, along with other relevant documents, are available at no charge on the SEC website at http://www.sec.gov/ and at http://www.UnlockGMValue.com/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by the Participants with the SEC on April 28, 2017. This document is available free of charge from the sources indicated above.

Warning Regarding Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS CAN BE IDENTIFIED BY USE OF WORDS SUCH AS “OUTLOOK”, “BELIEVE”, “INTEND”, “EXPECT”, “CAN”, “POTENTIAL”, “WILL”, “MAY”, “SHOULD”, “WOULD”, “ESTIMATE”, “ANTICIPATE”, AND DERIVATIVES OR NEGATIVES OF SUCH WORDS OR SIMILAR WORDS. FORWARD LOOKING STATEMENTS IN THIS PRESS RELEASE ARE BASED UPON PRESENT BELIEFS OR EXPECTATIONS. HOWEVER, FORWARD LOOKING STATEMENTS AND THEIR IMPLICATIONS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR AS A RESULT OF VARIOUS RISKS, REASONS AND UNCERTAINTIES. EXCEPT AS REQUIRED BY LAW, GREENLIGHT CAPITAL, INC. AND ITS AFFILIATES AND RELATED PERSONS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE DEVELOPMENTS OR OTHERWISE.